UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2022

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COMM	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 4, 2022, CommScope Holding Company, Inc. (the “Company”) entered into severance protection agreements with certain executive officers, including Charles L. Treadway, its President and Chief Executive Officer; Kyle D. Lorentzen, its Executive Vice President and Chief Financial Officer; Justin C. Choi, its Senior Vice President, Chief Legal Officer and Secretary; and Robyn T. Mingle, its Senior Vice President and Chief Human Resources Officer. The agreements are effective October 4, 2022 and have a two-year term that automatically extends by one year on January 1 of each year unless the Company or the executive gives notice of non-renewal at least ninety days prior to such date, except that following a change in control of the Company (as defined in the agreement) the term may not expire prior to twenty-four months after such change in control. The severance protection agreements supersede and replace the existing severance protection agreements with Mr. Lorentzen, Mr. Choi and Ms. Mingle. Pursuant to the terms of Mr. Treadway’s severance protection agreement and an amendment to his October 1, 2020 employment agreement with the Company (the “Employment Agreement”), Mr. Treadway’s Employment Agreement remains in effect, but the severance protection agreement supersedes and replaces the termination benefits and restrictive covenants included in his Employment Agreement. The Company and Mr. Treadway entered into the amendment to his Employment Agreement on October 4, 2022. Other than as provided in his severance protection agreement, the terms of Mr. Treadway’s Employment Agreement remain unchanged.

The severance protection agreements provide that, in the event that the executive’s employment is terminated during the term (i) by the Company for any reason other than for cause, death or disability or (ii) by the executive for good reason (which definition includes, among other things, a material diminution in title or duties and a material reduction in salary or target annual bonus), the executive will be entitled to receive accrued compensation, any bonus or incentive compensation that has been earned but not paid prior to the termination date, and each of the following:

• severance equal to one times (two times for Mr. Treadway) the sum of the executive’s base salary at the time of the termination (“Base Salary”) and the executive’s target bonus for the year in which the termination occurs (or for the immediately preceding year if the executive’s target bonus for the year in which the termination occurs has not been approved at the time of the termination date) (“Target Bonus”), payable in equal installments, in accordance with the Company’s normal payroll practices, during the twelve-month period (twenty-four month period for Mr. Treadway) following the termination date; provided that if such termination occurs within twenty-four months following a change in control of the Company, the severance amount will be two times (three times for Mr. Treadway) the sum of the executive’s Base Salary and Target Bonus, paid in a single lump sum; and

• payment for continuation of the executive’s and his or her dependents’ health benefits under COBRA for the earlier of twelve months (twenty-four months for Mr. Treadway) or when the executive is no longer eligible for COBRA health continuation coverage (the “Continuation Period”); provided that if such termination occurs within twenty-four months following a change in control of the Company, the Continuation Period will be the earlier of twenty-four months (thirty-six months for Mr. Treadway) or when the executive is no longer eligible for COBRA health continuation coverage.

In addition, if the executive’s employment is terminated during the term and within twenty-four months following a change in control of the Company (i) by the Company by reason of the executive’s disability, (ii) by reason of the executive’s death, (iii) by the Company without cause, or (iv) by the executive for good reason, the executive shall be entitled to receive a pro rata bonus for the year in which the termination date occurs, based on the actual bonus the executive would have been paid for such year had he or she remained employed through the payment of such bonus (a “Pro Rata Bonus”)

Further, if the executive’s employment is terminated by the Company other than for cause at any time prior to the date of a change in control of the Company and such termination (i) occurred after the Company entered into a definitive agreement, the consummation of which would constitute a change in control of the Company or (ii) the executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control for purposes of determining the executive’s termination benefits.

Payment of the termination benefits require the executive to execute and not revoke a release of claims within forty-five days following his or her termination date and to comply with the restrictive covenants in the severance protection agreement. These covenants include confidentiality provisions and other restrictive covenants whereby the executives have agreed not to compete with the Company, not to recruit certain of the Company’s employees and independent contractors, and not to solicit certain of the Company’s customers, within certain areas over a period of two years following the executive’s termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2022	CommScope Holding Company, Inc.

	By:	/s/ Justin C. Choi
	Name:	Justin C. Choi
	Title:	Senior Vice President, Chief Legal Officer and Secretary